Exhibit 4.7

TAYLOR CAPITAL GROUP, INC.

FORM OF NOTICE OF OPTION GRANT

Name of Employee:

You have been granted an option to purchase shares of Common Stock (“Shares”) of Taylor Capital Group, Inc. (the “Company”), as follows:

Date of Option Grant:

Exercise Price per Share:

Total Number of Options Granted:

Expiration Date:

Vesting Schedule:

You and the Company hereby agree that this option is granted under and is subject in all respects to the terms and conditions of the Non-Qualified Stock Option Agreement (the “Option Agreement”), which is attached hereto and made an integral part hereof, and the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan as amended from time to time. You and the Company each agree to be bound by all of the terms and conditions set forth in the Option Agreement. You further agree that this option shall be conditioned on your having previously entered into, and complying with, a Confidentiality and Nonsolicitation Agreement with the Company.

Taylor Capital Group, Inc.

By:

Its: Chief Executive Officer

TAYLOR CAPITAL GROUP, INC.

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

In consideration of the premises, mutual covenants and agreements herein, Taylor Capital Group, Inc. (the “Company”) and the individual identified in the Notice of Option Grant (the “Optionee”) hereby agree as follows:

ARTICLE 1

GRANT OF OPTION

Section 1.1 Grant of Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase that number of shares of Common Stock of the Company (“Shares”) set forth under the heading “Total Number of Options Granted” in the Optionee’s Notice of Option Grant, and at the Exercise Price per Share set forth in the Notice of Option Grant, subject to the provisions of this Non-Qualified Stock Option Agreement (the “Agreement”).

Section 1.2 Tax Status. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 1.3 Subject to Plan. This Option is subject to all of the terms and conditions of the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan as amended from time to time (the “Plan”).

ARTICLE 2

VESTING

Section 2.1 Vesting Schedule. Subject to the other terms of this Agreement, the Option shall become vested and exercisable, if at all, at the time or times and as to that number of Shares determined in accordance with the Vesting Schedule set forth in the Optionee’s Notice of Option Grant.

Section 2.2 Termination of Vesting. In the event the Optionee’s employment with the Company (or any other employment, consulting, advisory or service relationship or arrangement with the Company or any Subsidiary (as defined below)) is terminated for any reason, (i) no further vesting (pro rata or otherwise) shall occur from and after the occurrence of such event, and (ii) the Option shall terminate in accordance with Article 4 hereof.

Section 2.3 Acceleration of Vesting. Notwithstanding the Vesting Schedule set forth in the Optionee’s Notice of Option Grant, this Option shall accelerate and become immediately vested and exercisable as to any Shares that have not otherwise vested as of the termination of the Optionee’s employment with the Company or any Subsidiary by reason of the Optionee’s death, Disability or Retirement (as those terms are defined below).

Section 2.4 Modification of Vesting to Comply with TARP Requirements. Notwithstanding the Vesting Schedule set forth in the Optionee’s Notice of Option Grant or the terms of this Agreement, if a portion of this Option first becomes vested and exercisable in a year in which the Optionee is a Covered Employee and the Company and its Subsidiaries are subject to the TARP Requirements, that portion of the Option shall be forfeited and may never be exercised. Any portion of the Option that first becomes vested and exercisable in a year in which the Optionee was not a Covered Employee shall not be subject to this Section 2.4. This provision shall be interpreted in a manner consistent with the TARP Requirements.

Section 2.5 Recovery of Award. This Option (whether vested or unvested) is subject to recovery by the Company (i) in the event of a material restatement of the Company’s financial statements, ethical misconduct by the Optionee, or violation of Employee’s Confidentiality and Nonsolicitation Agreement, (ii) if the Option grant was based on materially inaccurate financial statements or performance criteria; or (iii) as otherwise required by the TARP Requirements or other applicable law. The Compensation Committee shall determine in its sole discretion whether and, if so, the extent to which the Company shall exercise its right to recover the Option pursuant to this section, and any determination by the Compensation Committee shall be final and binding on all persons.

Section 2.6 Definitions. For purposes of this Option, the following terms shall have the following meanings:

“Bank” shall mean Cole Taylor Bank.

“Cause” shall mean the Optionee’s (i) failure or refusal to perform all or any material portion of his employment duties (other than any such failure resulting from the Employee’s incapacity due to Disability, as defined below), (ii) conviction of, or a plea of guilty or nolo contendere, to a felony or a crime involving moral turpitude, (iii) an act of fraud embezzlement, theft or dishonesty against the Company and/or the Bank, (iv) repeated failure or refusal to follow policies or directives established by the Company and/or the Bank, or (v) a breach or threatened breach of the terms of the Optionee’s employment agreement or any other agreement between the Optionee and the Company and/or the Bank including but not limited to the Confidentiality and Nonsolicitation Agreement between the Optionee and the Company and/or the Bank.

“Covered Employee” shall mean any employee who is one of the five “most highly compensated employees” of the Company and its Subsidiaries, as determined under the TARP Requirements.

“Disability” shall be deemed to have occurred if the Company determines that Optionee has a physical or mental impairment, as confirmed by a licensed physician selected by the Company, which renders Optionee unable to engage in any substantial gainful activity, and is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months. This definition of “Disability” is intended to comply with section 409A of the Code, and the regulations promulgated thereunder, and shall be interpreted and administered in accordance with said provisions. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

“Retirement” shall mean the termination of the Optionee’s employment with the Company or any Subsidiary for any reason other than for Cause at or after Optionee reaches (i) age 65 or (ii) age 55 with 10 years of service (with years of service equal to the cumulative number of twelve-consecutive-month periods during which the Optionee has been employed by the Company (or its Subsidiaries) since the Optionee’s most recent date of hire).

“Subsidiary” or “Subsidiaries” shall mean any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentages may be approved by the Compensation Committee, are owned, directly or indirectly, by the Company.

“TARP Requirements” shall mean the executive compensation and corporate governance requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, with respect to the Troubled Assets Relief Program established by the U.S. Department of the Treasury thereunder, and any Treasury regulations or other guidance with respect thereto.

Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

ARTICLE 3

EXERCISE OF OPTION

Section 3.1 Right to Exercise. The Option may be exercised, to the extent then exercisable, at any time and from time to time prior to the Expiration Date. Subject to Section 6.6 hereof, this Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee or, in the event of the Optionee’s Disability, by the Optionee’s legal representative or guardian, as the case may be. In the event of the Optionee’s death, to the extent this Option remains exercisable thereafter, this Option may be exercised by the Optionee’s estate or the person or persons to whom the Option passes by will or the laws of descent and distribution.

Section 3.2 Manner of Exercise. The Option may be exercised, to the extent then exercisable, by delivering written notice to the Secretary of the Company, in such form as the Company may require from time to time; provided, however, that the Option may not be exercised at any one time other than in multiples of 25 shares (unless the exercise is with respect to the remaining number of Shares as to which the Option is then exercisable). Such notice of exercise shall specify the number of Shares as to which the Option is being exercised, and shall be accompanied by full payment of the Exercise Price for such Shares.

Section 3.3 Payment of Exercise Price. Payment of the Exercise Price shall be made (i) in cash or check made payable to the Company, (ii) to the extent permitted by applicable law, by delivery of irrevocable instructions to a broker to (A) promptly deliver to the Company the amount of sale proceeds from the Option shares or loan proceeds to pay the Exercise Price and any withholding taxes due to the Company, and (B) deliver to Optionee the balance of the Option proceeds in the form of cash or shares of common equity securities of the Company (as Optionee may select), or (iii) any combination of the above.

In addition, in the event that shares of common equity securities of the Company are registered under the Securities Exchange Act of 1934, payment of the Exercise Price hereunder may, in the sole discretion of the Compensation Committee, also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

Section 3.4 Restrictive Covenants. The Optionee’s right to exercise this Option at any time shall be conditioned on Optionee having previously entered into, and complying with, a Confidentiality and Nonsolicitation Agreement with the Company.

Section 3.5 Withholding Taxes. The Company shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of Shares) due the Optionee, the amount of any federal, state or local taxes required by law to be withheld as the result of any exercise of this Option; provided, however, that the value of any Shares withheld by the Company upon the exercise of the Option may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require the Optionee to make a cash payment to the Company equal to the amount of taxes required to be withheld. If the Optionee does not make such payment when requested, the Company may refuse to issue any Shares under this Option until arrangements satisfactory to the Company for such payment have been made.

Section 3.6 Issuance of Shares. Subject to Section 3.7 hereof, upon exercise of the Option in accordance with the terms of this Agreement, the Company shall issue in the name of the Optionee the number of Shares so paid for in such exercise, in the form of fully paid and nonassessable Shares.

Section 3.7 Securities Law Considerations. If at any time during the term of the Option, the Company shall be advised by its counsel that Shares issuable upon exercise of the Option are required to be registered under the Federal Securities Act of 1933, as amended (the “1933 Act”), or under applicable state securities laws, or that delivery of such Shares must be accompanied or preceded by a prospectus meeting the requirements of the 1933 Act or of any applicable state securities laws, issuance of Shares by the Company may be deferred until such registration is effected or a prospectus available or an appropriate exemption from registration is secured. The Optionee shall have no interest in the Shares covered by this Option unless and until such Shares are issued. The Optionee agrees and acknowledges that the Option may not be exercised unless the foregoing conditions are satisfied.

ARTICLE 4

TERMINATION OF OPTION

Section 4.1 Lapse of Option. Unless earlier terminated as provided in this Article 4 or in Article 5, the Option shall terminate, and be of no force or effect after 5:00 p.m. (Central Standard or Daylight Time, which ever is in effect), on the Expiration Date specified in the Notice of Option Grant.

Section 4.2 Termination of Employment. The Option shall, unless otherwise provided in the Notice of Option Grant, terminate and lapse upon a termination of Optionee’s employment or service relationship with the Company and its Subsidiaries as follows:

(i) immediately upon a termination of Optionee’s employment or service relationship for Cause;

(ii) ninety (90) days following the termination of Optionee’s employment or service relationship for any reason other than Cause, death, Disability or Retirement; or

(iii) one year following a termination of the Optionee’s employment or service relationship by reason of the Optionee’s, death, Disability or Retirement.

provided however that in no event shall this Option remain exercisable beyond the Expiration Date.

Section 4.3 Leave of Absence. For purposes of this Agreement, Optionee’s employment or service with the Company or any Subsidiary shall not be deemed to terminate if Optionee takes any military leave, sick leave, maternity leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less and there is a reasonable expectation that Optionee will return to perform services for the Company or any Subsidiary. If Optionee does not return to employment by the end of Optionee’s leave period, Optionee’s employment shall be deemed to have terminated at the end of the leave period.

ARTICLE 5

CHANGE IN CONTROL; ADJUSTMENTS

Section 5.1 Consequences of a Change in Control.

(a) In the event that (i) this Option is not assumed or substituted for by the resulting or surviving entity (“Successor”) as part of a Change in Control of the Company (as defined below), or (ii) the Optionee’s employment with the Company, any Subsidiary or a Successor is terminated by the Company or by a Subsidiary or any such successor without Cause less than             (            ) months (the “Applicable Period”)1 after the effective date of a Change in Control, this Option shall become fully vested and exercisable, notwithstanding the Vesting Schedule prescribed under Section 2.1 hereof, as of the Acceleration Date (as defined below).

[1]	Either twelve months or twenty-four months.

For purposes of this Option, the “Acceleration Date” shall mean, in the case of a failure to assume or substitute this Option as described in clause (i) of the preceding sentence, a date which shall be not less than thirty (30) days prior to the expected consummation of such Change in Control, and, in the case of a termination of the Optionee’s employment without Cause within the Applicable Period following the effective date of such Change in Control as described in clause (ii) of the preceding sentence, the effective date of the Optionee’s termination of employment.

(b) Notwithstanding any other provision of this Option to the contrary, whether express or implied, the Compensation Committee may, in its sole discretion, by providing at least 30-days prior written notice to the Optionee, elect to (i) accelerate the Expiration Date of the Option to the effective date of the Change in Control and (ii) require that in lieu of the exercise of the Option, the Optionee be provided with a net payment as set forth in this Section 5.1(b). Any payments to be made to Optionee under this Section 5.1(b) shall be in an amount equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the effective date of the Change in Control over (ii) the Exercise Price per Share, multiplied by the number of Shares remaining available under this Option, less any required withholding taxes. Payments under this Section 5.1(b) shall be made, in the sole discretion of the Company, (i) in cash, (ii) in the form of the consideration being paid to holders of shares of Common Stock in connection with such Change in Control, or (iii) any combination of the foregoing.

Section 5.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(a) A change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the day that any one person, or more than one person acting as a Group, except for the Taylor Family, the Steans Family or any Group of which either the Taylor Family or the Steans Family is a member, acquires ownership of stock of the Company or the Bank that, together with all other stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank.

(b) A change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank occurs on the date that a majority of the members of the Board or the Bank’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board or the Bank’s Board of Directors prior to the date of the appointment or election.

(c) A change in the ownership of a substantial portion of the Company’s or the Bank’s assets. A change in the ownership of a substantial portion of the Company’s or the Bank’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquire during the twelve (12) month period ending on the date of the most recent acquisition by such person) assets from the Company or the Bank that have a total Gross Fair Market Value (as defined below) equal to or more than fifty percent (50%) of the total Gross Fair Market Value of all of the assets of the Company or the Bank immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company or the Bank is not treated as a change in the ownership of such assets if the assets are transferred to:

(1) a stockholder of the Company or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock; or

(2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank.

For purposes of this definition of Change in Control, the following terms shall have the following meanings:

(x) “Taylor Family” means (i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust (including any charitable remainder trust), guardianship or custodianship formed or to be formed for the primary benefit of any individual described in (i) or (ii) above, and (iv) any proprietorship, partnership, limited liability company, foundation or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

(y) “Steans Family” shall mean Harrison I. Steans, Jennifer W. Steans, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

(z) “Group” and “Gross Fair Market Value” shall have the meanings assigned to those terms under the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code.

Section 5.3 Adjustments. This Option shall be subject to adjustment as provided in Section 10 of the Plan.

Section 5.4 Binding Nature of Adjustments. Adjustments under this Article 5 will be made by the Compensation Committee, whose determination as to what adjustments, if any, will be made, will be final, binding and conclusive. No fractional shares will be issued pursuant to the Option on account of any such adjustments.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Administration. This Option shall be administered by the Compensation Committee or its delegate (the “Committee”) as provided in Section 4 of the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, to make such interpretations and determinations, and to take such actions as it may deem necessary, appropriate or advisable for the proper administration of the Plan and any awards granted thereunder, and all rules, regulations, interpretations, determinations and actions shall be binding on all participants. Benefits under this Plan will be provided only if the Committee decides in its discretion that the applicant is entitled to them.

Section 6.2 No Guarantee of Employment or Service; Compensation. Nothing in this Agreement or any awards hereunder shall be construed as an employment, consulting or similar contract or enforceable promise for services or any level of compensation between the Company or any Subsidiary and the Optionee nor shall there be a limitation in any way on the right of the Company or any of its Subsidiaries to terminate Optionee’s employment at any time for any reason whatsoever. Any benefit derived under this Agreement shall not be considered compensation for purposes of calculating any severance, resignation, bonus, pension, retirement or similar payments or benefits.

Section 6.3 No Rights of a Shareholder. The Optionee shall not have any of the rights of a shareholder of the Company with respect to the Shares that may be issued upon the exercise of the Option unless and until such time as the Shares are issued to the Optionee following an exercise. No adjustment shall be made for dividends or other distributions made by the Company to its shareholders or other rights for which the record date is prior to the date on which the Optionee is admitted as a shareholder with respect to Shares that may be issued upon the exercise of the Option.

Section 6.4 The Company’s Rights. Nothing in this Agreement or any awards made hereunder shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company or any Subsidiary, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of the assets or business of the Company, or any Subsidiary, or any other act or proceeding, whether of a similar character or otherwise. Nothing contained in this Agreement or any awards shall be construed to prevent the Company or any Subsidiary from taking any corporate action outside of this Agreement which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under this Agreement. No employee or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

Section 6.5 Optionee. Whenever the word “Optionee” is used in any provision of this Agreement, under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person.

Section 6.6 Nontransferability of Option. Except as provided in Section 3.1 and in this Section 6.6, this Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by him or her. Subject to the prior written consent of the Compensation Committee, this Option may transferred, in whole or in part, to a spouse or lineal descendant of the Optionee (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are the Optionee and/or Family Members, or any other entity affiliated with the Optionee that may be approved by the Compensation Committee. Subsequent transfers of this Option shall be prohibited except in accordance with this Section 6.6. All terms and conditions of this Option, including provisions relating to the termination of the Optionee’s employment or service with the Company, shall continue to apply following a transfer made in accordance with this Section 6.6.

Section 6.7 Entire Agreement; Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

Section 6.8 Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

Section 6.9 Code Section 409A and TARP Requirements. This Option is intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”). In addition, the Option is intended to comply with the TARP Requirements. Notwithstanding the foregoing or any provision of the Plan or this Option to the contrary, if any provision of this Option or the Plan contravenes Section 409A or could cause the Optionee to incur any tax, interest or penalties under Section 409A, or could violate the TARP Requirements, the Committee may, in its sole discretion and without the Optionee’s consent, (i) modify such provision or (ii) limit or restrict the Optionee’s rights under such provision to the extent it deems appropriate to comply with Section 409A or the TARP Requirements, or to avoid being subject to Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A.

Section 6.10 Conflicts. In the event of any conflict between the terms of the Plan and the terms of this Agreement or the Optionee’s Notice of Option Grant, the terms of the Plan shall control.

Section 6.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under any state’s principles of conflict of laws).